Exhibit 99.1

DELPHAX TECHNOLOGIES ANNOUNCES IMMEDIATE AVAILABILITY OF WORLD'S

FASTEST, MOST PRODUCTIVE DIGITAL PRESS - THE CR2200

MINNEAPOLIS -- Feb 5, 2007 - Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, today announced that its next-generation digital press, the CR2200, as well as the new CR1500 and CR1000 systems, are available for shipment. Delphax is currently showcasing the CR2200 at Hunkeler Innovation Days 2007 in Lucerne, Switzerland today through Feb. 9.

Fastest speed, fastest payback - at current prices

"Once again, systems from Delphax have set the speed standard, running 25 to 500 percent faster than other digital presses with an average uptime of more than 90 percent," said Dieter P. Schilling, president and chief executive officer. "The new Delphax CR Series is proof positive that users don't have to sacrifice quality to achieve top speeds and productivity with their print systems. All CR Series presses produce true 600-by-600 dpi text and line art, as well as grey-scale images that satisfy user requirements."

The new CR Series systems operate at a record-shattering 500 feet per minute, or up to 2,180 8.5x11-inch pages per minute. That translates into an additional 11 percent production output in a three-shift environment, and the lowest cost per page for a monochrome digital press.

Schilling added, "We're pleased to be able to meet the growing worldwide demand for monochrome printing and increased productivity - without raising prices on our CR Series systems. We want to make the benefits of this technology readily available to all potential users who require the utmost versatility and customization, the lowest operating cost, and the ability to print one item or thousands at the same low cost per page. CR Series users typically realize a much shorter payback on their investment than do purchasers of competitive equipment."

Versatility - in substrates, applications and post-production modes

The new Delphax presses handle a broad range of applications and substrates ranging from ultra-light paper to heavy stocks, and are designed to easily integrate with a wide variety of post-production systems and applications. They are the only 600-by-600 dpi systems that enable many finishing systems to achieve their maximum speed potential.

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Monochrome print volume continues to grow

In Western Europe, monochrome print volume has been growing at a compound annual growth rate of 32 percent over the last five years. And in North America, compound annualized growth has averaged 19 percent. This growth is driven by the continuing migration of print volume from offset to digital. Buyers of print recognize the value of highly personalized direct mail that reaches and influences customers more readily than a phone call. In the publishing print segment, the ability to produce shorter run lengths has helped to spur growth in digital volume, while minimizing waste and obsolete inventories. In industries such as insurance and financial services, consolidation and legal requirements have spurred increases in financial documents, statements, inserts, notices and transactional documents. All of these applications and print sectors are served by CR Series systems.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Global Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectation about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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Contacts:
Gregory S. Furness	George P. Carranza
Chief Financial Officer	Vice President, Sales and Marketing
Delphax Technologies Inc.	Delphax Technologies Inc.
952-939-9000	952-939-9000
gfurness@delphax.com	gcarranza@delphax.com